--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                             -----------------------

                                (Amendment No. 4)

                        Overseas Shipholding Group, Inc.
                                (Name of Issuer)

                      Common Stock, par value $1 per share
                         (Title of Class of Securities)

                                   690368 10 5
                                 (CUSIP Number)

                             Michael Mayberry, Esq.
                                 277 Park Avenue
                               New York, NY 10172
                            Tel. No.: (212) 207-2898
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 April 10, 2001
                     (Date of Event which Requires Filing of
                                 this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         Check the following box if a fee is being paid with the statement [  ].


                               Page 1 of 10 Pages

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  2 of 9
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Mary Ann Fribourg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      2,823,241
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,823,241
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,823,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  3 of 9
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Paul Fribourg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      2,823,241
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,823,241
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,823,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  4 of 9
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Morton I. Sosland
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      2,823,241
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        2,823,241
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,823,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  5 of 9
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Fribourg Enterprises, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        2,823,241
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        2,823,241
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,823,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  6 of 9
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Fribourg Grandchildren Family L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
                  Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                        2,823,241
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                      -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                        2,823,241
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,823,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  8.2%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  7 of 9
-----------------------------                      -----------------------------

         The statement on Schedule 13D dated March 12, 1992 (the "Statement") filed by Fribourg Enterprises L.P., a Delaware limited partnership ("Fribourg Enterprises"), relating to the common stock, par value $1 per share, of Overseas Shipholding Group, Inc. (the "OSG Common Stock"), a Delaware corporation ("OSG"), and as amended by Amendment No. 1, dated April 19, 1993, Amendment No. 2, dated October 25, 1996, and Amendment No. 3, dated August 1, 1997 is hereby amended and restated in its entirety as follows:

ITEM 1.  SECURITY AND ISSUER

         a.       Common Stock, par value $1 per share.
         b.       Overseas Shipholding Group, Inc.
                  511 Fifth  Avenue
                  New York, New York 10017


ITEM 2.  IDENTITY AND BACKGROUND

         a.       Fribourg Grandchildren Family L.P.
         b.       c/o Fribourg Enterprises, LLC
                  277 Park Avenue
                  New York, New York 10172
         c.       Not applicable.
         d.       No.
         e.       No.
         f.       Not applicable.

                  The following is the general partner of Fribourg Grandchildren Family L.P.

                  aa.      Fribourg Enterprises, LLC
                  bb.      c/o Fribourg Investment Company L.P.
                           277 Park Avenue
                           New York, New York 10172
                  cc.      Not applicable.
                  dd.      No.
                  ee.      No.
                  ff.      Not applicable.

                           The following are the managing members of Fribourg Enterprises, LLC

                           aaa.     Mary Ann Fribourg, Paul Fribourg and Morton
                                    I. Sosland, as trustees for each of the
                                    following trusts: (1) U/D/T dated 5/31/57
                                    f/b/o Robert Fribourg, (2) U/D/T dated
                                    5/31/57 f/b/o Paul Jules Fribourg, (3) U/D/T
                                    dated 5/31/57 f/b/o Nadine Fribourg Newman,
                                    (4) U/D/T dated 5/31/57 f/b/o Charles Arthur
                                    Fribourg, (5) U/T/A dated 9/16/63 f/b/o
                                    Caroline Fribourg Rosen.
                           bbb.     c/o Fribourg Enterprises, LLC
                                    277 Park Avenue
                                    New York, New York 10172
                           ccc.     Not applicable.
                           ddd.     No.
                           eee.     No.
                           fff.     Not applicable.

                                    The following are the trustees for each of the managing members

                                    aaaa.   Mary Ann Fribourg
                                    bbbb.   c/o Fribourg Enterprises, LLC
                                            277 Park Avenue
                                            New York, New York 10172
                                    cccc.   Not applicable.
                                    dddd.   No.
                                    eeee.   No
                                    ffff.   U.S.A.

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  8 of 9
-----------------------------                      -----------------------------

                                    aaaa.   Paul Fribourg
                                    bbbb.   c/o Fribourg Enterprises, LLC
                                            277 Park Avenue
                                            New York, New York 10172
                                    cccc.   Not applicable.
                                    dddd.   No.
                                    eeee.   No
                                    ffff.   U.S.A.

                                    aaaa.   Morton I. Sosland
                                    bbbb.   c/o Fribourg Enterprises, LLC
                                            277 Park Avenue
                                            New York, New York 10172
                                    cccc.   Not applicable.
                                    dddd.   No.
                                    eeee.   No
                                    ffff.   U.S.A.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Michel Fribourg and Fribourg Investment Company L.P. contributed by written instruments of transfer dated March 12, 1992, 1,282,513 and 1,540,728 shares of the common stock of the issuer, respectively, to Fribourg Enterprises L.P., which was converted to Fribourg Enterprises, LLC on July 16, 1997. Fribourg Enterprises L.P. contributed by written instruments of transfer dated October 25, 1996, 2,823,241 shares of common stock of the issuer to Fribourg Grandchildren Family L.P.

ITEM 4.  PURPOSE OF TRANSACTION

         With respect to each of the above entities and individuals, all of the shares are held for investment purposes.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         a. With respect to each of the above entities and individuals, the 2,823,241 shares of OSG Common Stock that are beneficially owned constitutes approximately 8.2% of the issued and outstanding shares of OSG Common Stock.

         b. Each of the above entities have sole voting and dispositive power with respect to the 2,823,241 shares and each of the above individuals have shared voting and dispositive power with respect to the 2,823,241 shares.

         c.       None other than as specified in response to Item 3.

         d. Under the terms of the Amended and Restated Agreement of Limited Partnership of Fribourg Grandchildren Family L.P., Fribourg Enterprises, LLC, the heirs of Michel Fribourg, and various trusts of the descendants of Michel Fribourg, have distribution rights with respect to the income of the partnership.

         e.       Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Mary Ann Fribourg, Paul Fribourg and Morton I. Sosland are the trustees of each of the trusts that are the managing members of Fribourg Enterprises, LLC, and as such exercise ultimate control over the transfer and voting of the securities of the issuer owned by Fribourg Grandchildren Family L.P. The distribution of profits and losses of Fribourg Enterprises, LLC from all sources between Fribourg Investment Company L.P., the heirs of Michel Fribourg and the trusts is governed by the terms of the Limited Liability Company Agreement of Fribourg Enterprises, LLC dated as of July 16, 1997. The distribution of profits and losses of Fribourg Grandchildren Family L.P. from all sources, between Fribourg Enterprises, LLC, the heirs of Michel Fribourg, and trusts of the descendants of Michel Fribourg, is governed by the terms of the Amended and Restated Agreement of Limited Partnership of Fribourg Grandchildren Family L.P. dated October 25, 1996.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         See Exhibit A, Joint Filing Agreement.

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  9 of 9
-----------------------------                      -----------------------------

                                                               SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 29, 2002

                                       FRIBOURG GRANDCHILDREN FAMILY L.P.

                                       By:  Fribourg Enterprises, LLC,
                                            general partner


                                       By: /S/   MARY ANN FRIBOURG
                                          -----------------------------
                                           Mary Ann Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /S/   PAUL FRIBOURG
                                          -----------------------------
                                           Paul Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /S/   MORTON I. SOSLAND
                                          -----------------------------
                                           Morton I. Sosland as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       FRIBOURG ENTERPRISES, LLC


                                       By: /S/   MARY ANN FRIBOURG
                                          -----------------------------
                                           Mary Ann Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /S/   PAUL FRIBOURG
                                          -----------------------------
                                           Paul Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /S/   MORTON I. SOSLAND
                                          -----------------------------
                                           Morton I. Sosland as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                          /S/   MARY ANN FRIBOURG
                                          -----------------------------
                                             Mary Ann Fribourg

                                          /S/   PAUL FRIBOURG
                                          -----------------------------
                                            Paul Fribourg

                                          /S/   MORTON I. SOSLAND
                                          -----------------------------
                                            Morton I. Sosland